Exhibit (d)(2)

LIMITED GUARANTEE

This Limited Guarantee (this “Guarantee”) is made as of April 27, 2017, by Marlin Equity IV, L.P. (“Guarantor”), in favor of Tangoe, Inc., a Delaware corporation (the “Company”).

WHEREAS, reference is made herein to that certain Agreement and Plan of Merger, dated as of April 27, 2017 (as the same may be amended or modified from time to time, the “Merger Agreement”), by and among Asentinel, LLC, a Delaware limited liability company (the “Parent”), TAMS Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Purchaser”) and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, reference is made to that certain letter agreement, dated as of the date hereof (as the same may be amended or modified from time to time, the “Equity Commitment Agreement”), by and among the Guarantor, Purchaser and the Parent.

NOW, THEREFORE, as an inducement to the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Guarantor undertakes and agrees for the benefit of the Company as follows:

1.                                      The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company up to the Cap (as defined below) the due and punctual payment to the Company, if, as and when required to be paid, of (i) the Parent Termination Fee in accordance with Section 8.3(d) of the Merger Agreement (the “Payment Obligation”), (ii) the indemnification and reimbursement obligations owing to the Company, its Subsidiaries and their respective Representatives under Sections 1.2(e), 6.12 and 10.11 of the Merger Agreement, (iii) damages for fraud or Willful Breach by Parent or Purchaser in accordance with and subject to the limitations set forth in Section 8.2 of the Merger Agreement (which for the avoidance of doubt, shall not exceed the Parent Termination Fee), (iv) the out-of-pocket and documented costs and expenses (including attorney’s fees and expenses) reasonably incurred by the Company in connection with the enforcement of the Company’s rights under the Merger Agreement and this Guarantee (clauses (i), (ii), (iii) and (iv), collectively, the “Obligations”). Notwithstanding any of the terms or conditions of this Guarantee, under no circumstance shall the maximum liability of the Guarantor to the Company under this Guarantee exceed $16,668,531 (the “Cap”) for any reason; it is understood and agreed that the Company will not seek to enforce this Guarantee for an amount in excess of the Cap. For the avoidance of doubt, the Obligations shall not be in addition to, or duplicative of, the amount of the Marlin Contribution (as defined in the Equity Commitment Agreement) funded to the Parent pursuant to the Equity Commitment Agreement. Any amounts payable hereunder shall be paid in immediately available funds in the lawful currency of the United States.

2.                                      Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent the Parent and Purchaser are relieved of all or any portion of the Obligations by the satisfaction or payment thereof or pursuant to any written agreement with the Company entered into prior to the Closing (any amount so relieved, the “Reduction Amount”), the Cap shall be reduced by an amount equal to the Reduction Amount.

3.                                      This Guarantee is a continuing Guarantee, may not be revoked or terminated and shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its successors, permitted transferees and assigns until the earlier of (a) the Obligations having been indefeasibly satisfied or paid in full and (b) the termination of the Guarantee in accordance with the next sentence. Notwithstanding the foregoing, this Guarantee shall terminate automatically upon the earlier of (i) valid termination of the Merger Agreement under Section 8.1(l) and payment in full of (A) the Parent Termination Fee pursuant to Section 8.3(d) of the Merger Agreement and (B) the other Obligations hereunder, or (ii) other valid termination of the Merger Agreement pursuant to the terms thereof in circumstances where Parent and the Purchaser would not be obligated to pay the Parent Termination Fee or the other Obligations hereunder. Notwithstanding the foregoing, if on or prior to the date of termination of this Guarantee any written claim has been made asserting that any of the Obligations are owing to the Company or any proceeding to enforce this Guarantee has been commenced, then this Guarantee shall not terminate until such matters are finally settled or otherwise resolved either in a final non-appealable judicial determination or by written agreement of the Company and the Guarantor.

4.                                      The Guarantor shall be entitled to raise as a defense to the Obligations any and all defenses available to be raised by the Parent or the Purchaser pursuant to the Merger Agreement. This Guarantee is an unconditional guarantee of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee irrespective of whether any action is brought against the Parent, the Purchaser or any other Person or whether the Parent, the Purchaser or any other Person is joined in any such

Exhibit (d)(2)-1

action or actions. Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries or controlled Affiliates asserts in any Proceeding relating to this Guarantee that the provisions hereof limiting the Guarantor’s liability to the Cap or the provisions of Section 15 of this Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor, the Parent or any of their Affiliates with respect to the transactions contemplated by the Merger Agreement or this Guarantee, other than liability of the Guarantor under this Guarantee (as limited by the provisions of Section 1), liability of the Guarantor under the Equity Commitment Agreement, liability of Marlin Management Company, LLC under the Confidentiality Agreement or liability of the Parent or the Purchaser under the Merger Agreement, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee it shall be entitled to have such payments refunded by the Company and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Guarantee.

5.                                      The Guarantor hereby represents and warrants that:

(a)                                 it is a duly organized and validly existing entity in good standing in its state of organization;

(b)                                 this Guarantee has been duly and validly executed and delivered by the Guarantor and is a legal, valid and binding obligation of the Guarantor (assuming that this Guarantee will constitute a legal, valid and binding agreement of the Company), enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing;

(c)                                  it has, and will continue to have, (i) the requisite capacity and authority to execute and deliver this Guarantee and to fulfill and perform its obligations hereunder and (ii) available funds or uncalled capital at least equal to the sum of the Obligation plus the aggregate amount of all other commitments and obligations Guarantor has outstanding or such other financial means at its disposal to enable it to pay the Obligations when due;

(d)                                 the execution, delivery and performance of this Guarantee (i) have been duly authorized and approved by all necessary limited partnership action and no other proceedings or actions on the part of it are necessary therefor and (ii) do not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any material loan, guarantee of indebtedness or credit agreement, note, bind, mortgage, indenture, permit or (B) conflict with or result in any violation of, or contravene any provision of, its organizational documents or any Law binding on it or any of its property or assets;

(e)                                  all consents, authorizations, approvals, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by it have been obtained or made, and all conditions thereof have been duly complied with and no other action by, and no notice or filing with, any governmental authority, is required in connection with the execution, delivery and performance of this Guarantee; and

(f)                                   the Guarantor acknowledges that in consideration of the execution and delivery of the Merger Agreement by the Company, the Company is relying on the representations, warranties, covenants and agreements made by the Guarantor in this Guarantee.

6.                                      The liability of the Guarantor under this Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional in accordance with the terms of this Guarantee, irrespective of, and shall not be released, discharged, impaired or affected by:

(a)                                 any change in the corporate existence, structure or ownership of the Parent, the Purchaser or the Guarantor or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of the Parent, the Purchaser or the Guarantor or affecting any of their respective assets;

(b)                                 any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Obligations, any liability incurred directly or indirectly in respect thereof, or any amendment, modification, or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith;

(c)                                  the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or Purchaser, whether in connection with any of the Obligations or otherwise; or

(d)                                 any action, inaction or delay on the part of the Company that is not in violation of the terms of the Merger Agreement, the Equity Commitment Agreement, or this Guarantee, including, without limitation, the

Exhibit (d)(2)-2

absence of any attempt to assert any claim or demand against the Parent or the Purchaser or collect the Parent Termination Fee from the Parent.

7.                                      The Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of the Company or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than (i) breach by the Company of this Guarantee or (ii) payment and performance in full of the Obligations). The Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Parent, the Purchaser or the Guarantor, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

8.                                      The Company shall not be obligated to file any claim relating to any Obligation in the event that the Parent or the Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquires against Parent, Purchaser or other person liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Purchaser or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Purchaser or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been satisfied in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations (subject to the Cap) under this Guarantee, such amount shall be received and the Guarantor shall use commercially reasonable efforts to segregate such amount from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Merger Agreement, or to be held as collateral for the Obligations thereafter arising. In the event any payment to the Company in respect of any Obligation is rescinded or otherwise must be (and is) returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made. The immediately preceding sentence of this Section 8 shall survive termination of this Guarantee.

9.                                      Subject to the limitations set forth in Section 1 of this Guarantee, in the event that the Guarantor fails to make payment of the Obligations in accordance with this Guarantee and the Company commences any litigation or other proceeding in order to obtain payment or performance thereof, then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall pay on demand (and the presentation of reasonable documentation if requested by the Guarantor) all reasonable fees and out-of-pocket expenses of the Company (including attorneys’ fees) in connection with such litigation or proceeding.

10.                               No waiver, modification or amendment of any provisions of this Guarantee shall be effective except pursuant to a written agreement signed by the Company and the Guarantor, and then such waiver shall be effective only in the specific instance and for the purpose for which given. No partial exercise, failure or delay on the part of any party in exercising any right, power, privilege or remedy under this Guarantee will operate as a waiver thereof. Each right, remedy and power hereby granted to the Company or allowed the Company by Law or other agreement shall be cumulative and not exclusive of any other. This Guarantee shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of each party hereto. No rights or obligations hereunder shall be assignable (by operation of law or otherwise) by either party without the prior written consent of the other party and any purported assignment without such consent shall be null and void and of no force and effect; except that if a portion of the Guarantor’s commitment under the Equity Commitment Agreement is assigned in accordance with the terms thereof, then a corresponding portion of its obligations hereunder may be assigned to the same assignee; provided that any such assignment shall not relieve the Guarantor of its obligations hereunder.

11.                               This Guarantee, the Merger Agreement and the Equity Commitment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior

Exhibit (d)(2)-3

discussions, negotiations, proposals, undertakings, understanding and agreements, whether written or oral, among the Parent, Purchaser and the Guarantor, on the one hand, and the Company, on the other hand.

12.                               This Guarantee may be executed in one or more counterparts, and by either of the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guarantee by electronic mail or facsimile shall be as effective as delivery of a manually executed counterpart of this Guarantee.

13.                               This Guarantee shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or Proceeding arising out, of or relating to, this Guarantee, (b) agrees that all claims in respect of such action or Proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or Proceeding arising out of or relating to, or arising out of, this Guarantee in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 16. Nothing in this Section 13, however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

14.                               The Company acknowledges and agrees that the sole asset of the Purchaser is cash in a de minimis amount and that no additional funds are expected to be contributed to the Parent or the Purchaser unless and until the Acceptance Time or Closing (as applicable) occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or have limited liability, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor or any of the Guarantor’s former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, but not including the Parent or the Purchaser, each a “Non-Recourse Party”) through the Parent or the Purchaser or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent or the Purchaser against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for (i) its rights to recover from the Guarantor under and to the extent provided in this Guarantee and subject always to the Cap and the other limitations described herein and (ii) remedies available pursuant to the terms and subject to the conditions of the Equity Commitment Agreement, the Merger Agreement or the Confidentiality Agreement. The Company further agrees and acknowledges that, other than recourse against the Parent and the Purchaser pursuant to the Merger Agreement and recourse against the Guarantor under the Equity Commitment Agreement (including third-party beneficiary rights thereunder), recourse against the Guarantor under and pursuant to the terms of this Guarantee shall be the sole and exclusive remedy of the Company and its affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or by or through a claim by or on behalf of the Parent or the Purchaser. Notwithstanding the foregoing, in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be. As used herein, unless otherwise specified, the term “Guarantor” includes the Guarantor’s Successor Entity. Nothing set forth in this Guarantee shall affect or be construed to affect any liability of the Parent or the Purchaser to the Company or shall confer or give or be construed to confer or give to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein. Under no circumstances shall any Non-Recourse Party be liable for special, incidental, consequential, exemplary or punitive damages under or in connection with the Agreement, this Guarantee or the transactions contemplated thereby or hereby or otherwise incidental thereto or hereto.

Exhibit (d)(2)-4

15.                               By its acceptance of this Guarantee, the Company hereby covenants and agrees that, without prejudice to any right to specific performance that the Company may have under the Merger Agreement or as a third-party beneficiary of the Equity Commitment Agreement, (a) none of the Company or its Subsidiaries or controlled Affiliates, and, to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby, and to the extent that it has or obtains any such right it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Guarantor and each of the Non-Recourse Parties from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent, the Purchaser or any other Person against any Non-Recourse Party, or otherwise under any theory of Law or equity, other than (i) claims against the Guarantor pursuant to this Guarantee (subject always to the Cap) and the Equity Commitment Agreement and (ii) claims against the Parent or the Purchaser under the Merger Agreement and claims under the Confidentiality Agreement and (b) recourse against (i) the Guarantor under this Guarantee (subject always to the Cap) and the Equity Commitment Agreement and (ii) the Parent or the Purchaser pursuant to the Merger Agreement, in each case, shall be the sole and exclusive remedy of the Company. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and controlled Affiliates not to institute, Proceeding arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party except claims against the Guarantor under this Guarantee and the Equity Commitment Agreement and claims against the Parent or the Purchaser pursuant to the Merger Agreement and claims under the Confidentiality Agreement. Notwithstanding anything to the contrary, in no event shall Company be entitled to both the recovery under this Guarantee in respect of the Reverse Termination Fee and specific performance under the Merger Agreement.

16.                               All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

If to the Guarantor:

c/o Marlin Equity Partners
338 Pier Avenue, Suite 4325
Hermosa Beach, CA 90254
Attention: Robert Kunold
Fax: (310) 364-0110
E-mail: RKunold@marlinequity.com

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Rick Presutti
Fax: (212) 593—5955
E-mail: richard.presutti@srz.com

If to the Company, as provided in the Merger Agreement.

[Signature Page Follows]

Exhibit (d)(2)-5

IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Limited Guarantee as of the date first written above.

GUARANTOR:

Marlin Equity IV, L.P.

By: Marlin Equity Partners IV, LP, its general partner

By: Marlin Ultimate GP, LLC, its general partner

By:	/s/ Robb Warwick
	Name:	Robb Warwick
	Title:	Senior Vice President

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Limited Guarantee as of the date first written above.

Agreed to and accepted by:

THE COMPANY:

TANGOE, INC.

By:	/s/ Thomas P. Flynn
	Name:	Thomas P. Flynn
	Title:	Chief Administrative Officer, General Counsel & Secretary

[Signature Page to Limited Guarantee]